Exhibit 10.2

VIA EMAIL ONLY

January 26, 2018

Kerry Propper

Chief Executive Officer

Chardan Capital Markets, LLC

17 State Street

New York, NY 10004

Re: Mutual Termination Agreement

Dear Mr. Propper:

This letter is to confirm that PharmaCyte Biotech, Inc. (“Company”) and Chardan Capital Markets, LLC (“Chardan”) have agreed to mutually terminate the letter agreement between Chardan Capital Markets, LLC (“Chardan”) and the Company dated May 28, 2014, as amended on December 15, 2016 (collectively, “Engagement Agreement”). Chardan agrees that no further fees or warrants are due and payable by the Company to Chardan pursuant to the Engagement Agreement.

Sincerely,

/s/ Kenneth L. Waggoner
Chief Executive Officer
President and General Cousel

Acknowledged and Agreed

Chardan Capital Markets, LLC

By: /s/ George Kaufman

Name: George Kaufman

Title: Managing Director